Exhibit 99.3

UCB United Community Bancorp

Subscription & Community Offering Stock Order Form

United Community Bank Stock Information Center
92 Walnut Street
Lawrenceburg, IN 47025
(___)-___-____

Expiration Date
for Stock Order Forms:
______, June __, 2012
5:00 p.m., Eastern Time
(received not postmarked)

IMPORTANT: A properly completed original stock order form must be used to subscribe for common stock. Copies of this form are not required to be accepted. Please read the Stock Ownership Guide and Stock Order Form Instructions as you complete this form.

(1) Number of Shares | *Subscription Price* X 8.00 = | **(2) Total Payment Due** $

Minimum number of shares: 25 shares ($200)
Maximum number of shares: 62,500 ($500,000)
Maximum number of shares for associates or group: 100,000 ($800,000)
See Instructions

(3) Employee/Officer/Director Information

☐ Check here if you are an employee, officer or director of United Community Bank or a member of such person's immediate family living in the same household.

(4) Method of Payment by Check
Enclosed is a check, bank draft or money order payable to United Community Bancorp in the amount indicated here.

Total Check Amount $ _____ .

(5) Method of Payment by Withdrawal - The undersigned authorizes withdrawal from the following account(s) at United Community Bank. There is no early withdrawal penalty for this form of payment. Individual Retirement Accounts maintained at United Community Bank cannot be used unless special transfer arrangements are made.

Bank Use	Account Number(s) to Withdraw	$ Withdrawal Amount
		$.
		$.

(6) Purchaser Information

Subscription Offering

☐ a. Check here if you are an Eligible Account Holder with a deposit account(s) totaling $50.00 or more on December 31, 2009, or $50.00 or more on deposit at Integra Bank, National Association, as of the close of business on June 4, 2010 and whose deposits were assumed by United Community Bank on that date.

☐ b. Check here if you are a Supplemental Eligible Account Holder with a deposit account(s) totaling $50.00 or more on March 31, 2012 but are not an Eligible Account Holder.

☐ c. Check here if you are an Other Member with a deposit account(s) on April , 2012 but are not an Eligible Account Holder or Supplemental Eligible Account Holder.

Community Offering

☐ d. Check here if you are a community member (Indicate county of residence in #9 below).

☐ e. Check here if you are a stockholder of United Community Bancorp on April , 2012.

Account Information

List below all accounts in which you had an ownership interest as of the applicable eligibility date as indicated in a, b or c above. **Failure to list all your eligible accounts, or providing incorrect information, may result in the loss of part or all of your subscription rights.** Use reverse side for additional space.

Bank Use	Account Number(s)	Account Title (Name(s) on Account)

(7) Form of Stock Ownership & SS# or Tax ID#:

☐ Individual ☐ Joint Tenants ☐ Tenants in Common ☐ Fiduciary (*i.e.*, trust, estate)
☐ Uniform Transfers to Minors Act (Indicate SS# of Minor only) ☐ Company/Corporation/ Partnership ☐ IRA or other qualified plan (Both Tax ID# & SS# for IRAs)

SS#/Tax ID# ➔
SS#/Tax ID# ➔

(8) Stock Registration & Address: Name and address to appear on stock certificate.
Adding the names of other persons who are not owners of your qualifying account(s) will result in the loss of your subscription rights.

Name:	
Name Continued:	
Mail to- Street:	
City:	State: Zip Code:

(9) Telephone Daytime/Evening ( ) -- ( ) -- County of Residence

(10) Associates/Acting in Concert

☐ Check here and complete the reverse side of this form if you or any associates or persons acting in concert with you have submitted other orders for shares or are current owners of existing shares of United Community Bancorp.

(11) Acknowledgement - To be effective, this stock order form must be properly completed and physically received (not postmarked) by United Community Bancorp no later than 5:00 p.m., Eastern time, on ______, June __, 2012, unless extended; otherwise this stock order form and all subscription rights will be void. The undersigned agrees that after receipt by United Community Bancorp, this stock order form may not be modified, withdrawn or canceled without United Community Bancorp's consent and if authorization to withdraw from deposit accounts at United Community Bank has been given as payment for shares, the amount authorized for withdrawal shall not otherwise be available for withdrawal by the undersigned. Under penalty of perjury, I hereby certify that the Social Security or Tax ID Number and the information provided on this stock order form are true, correct and complete and that I am not subject to back-up withholding. It is understood that this stock order form will be accepted in accordance with, and subject to, the terms and conditions of the plan of conversion and reorganization of United Community MHC described in the accompanying prospectus.

Federal regulations prohibit any person from transferring, or entering into any agreement, directly or indirectly, to transfer the legal or beneficial ownership of subscription rights or the underlying securities to the account of another. United Community Bank, United Community MHC, United Community Bancorp will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve such transfer. Under penalty of perjury, I certify that I am purchasing shares solely for my account and that there is no agreement or understanding regarding the sale or transfer of such shares, or my right to subscribe for shares.

By signing below, I also acknowledge that I have read the Certification Form on the reverse side of this form.

Bank Use

Signature ➡ Date | **Signature** ➡ Date

Item (6) Purchaser Account Information continued: Bank Use Account Number(s) Account Title (Name(s) on Account) Item (10) Associates/Acting In Concert continued: If you checked the box in item #10 on the reverse side of this form, list below all other orders submitted by you or your associates and list the number of shares of United Community Bancorp currently owned by you or your associates (as defined below) or by persons acting in concert with you (also defined below). Name(s) listed on other stock order forms Number of shares ordered Name(s) of existing stockholders Number of shares ordered Associate - The term “associate” of a particular person means: (1) a corporation or organization other than United Community MHC, United Community Bancorp or United Community Bank or a majority-owned subsidiary of United Community MHC, United Community Bancorp or United Community Bank of which a person is a senior officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities of such corporation or organization; (2) a trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as a trustee or a fiduciary; and (3) any person who is related by blood or marriage to such person and who lives in the same home as such person or who is a director or senior officer of United Community MHC, United Community Bancorp or United Community Bank or any of their subsidiaries. Acting in concert – The term “acting in concert” means: (1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement or understanding; or (2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person who acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party. We may presume that certain persons are acting in concert based upon various facts, among other things, joint account relationships and the fact that such persons may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies. CERTIFICATION FORM I ACKNOWLEDGE THAT THIS SECURITY IS NOT A DEPOSIT OR ACCOUNT AND IS NOT FEDERALLY INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, AND IS NOT INSURED OR GUARANTEED BY UNITED COMMUNITY MHC, UNITED COMMUNITY BANCORP, UNITED COMMUNITY BANK, THE FEDERAL GOVERNMENT OR BY ANY GOVERNMENT AGENCY. THE ENTIRE AMOUNT OF AN INVESTOR’S PRINCIPAL IS SUBJECT TO LOSS. I further certify that, before purchasing the common stock, par value $0.01 per share, of United Community Bancorp (the “Company”), which will become the holding company for United Community Bank, I received a prospectus of the Company dated _____, 2012 relating to such offer of common stock. The prospectus that I received contains disclosure concerning the nature of the common stock being offered by the Company and describes in the “Risk Factors” section beginning on page __, the risks involved in the investment in this common stock, including but not limited to the following: Risks Related to Our Business 1. Our nonperforming assets have increased significantly and exposes us to increased risk of loss. 2. As a result of our controlled growth strategy, we expect our weighted average yield on interest-earning assets will decrease in future periods. 3. Our multifamily, nonresidential real estate and land loans expose us to increased lending risks. 4. The recent economic recession could further increase our level of nonperforming loans and/or reduce demand for our products and services, which would lead to lower revenue, higher loan losses and lower earnings. 5. Higher loan losses could require us to increase our allowance for loan losses through a charge to earnings. 6. Our emphasis on one-to four-family mortgage loans exposes us to lending risks. 7. Our primary market area depends substantially on the gaming industry, and a decline in that industry could hurt our business and our prospects. 8. The expansion of permissible gaming activities in other states, particularly in Ohio and/or Kentucky, may lead to a decline in gaming revenue in Lawrenceburg, Indiana, which could hurt our business and our prospects. 9. Changes in interest rates could adversely affect our results of operations and financial condition. 10. Municipal deposits are an important source of funds and a reduced level of those deposits may hurt our profits. Securities we pledge as collateral for our municipal deposits may be subject to risk of loss. 11. We are dependent upon the services of key executives. 12. Strong competition in our market areas could hurt our profits and slow growth. 13. Recently enacted financial regulatory reform may have a material impact on our operations. 14. Our asset valuation may include methodologies, estimations and assumptions that are subject to differing interpretations and could result in changes to asset valuations that may materially adversely affect our results of operations or financial condition. 15. We rely on other companies to provide key components of our business infrastructure. Risks Related to the Offering 16. Our share price will fluctuate. 17. Additional expenses following the offering from new equity benefit plans will adversely affect our profitability. 18. Our stock price may decline when trading commences. 19. Our return on equity will initially be low compared to other publicly traded financial institutions. A low return on equity may negatively impact the trading price of our common stock. 20. We have broad discretion in allocating the proceeds of the offering. Our failure to effectively utilize such proceeds would reduce our profitability. 21. Issuance of shares for benefit programs may dilute your ownership interest. 22. The articles of incorporation and bylaws of new United Community Bancorp and certain laws and regulations may prevent or make more difficult certain transactions, including a sale or merger of new United Community Bancorp. (By Signing the Front of this Form the Investor is Not Waiving Any Rights Under the Federal Securities Laws, Including the Securities Act of 1933 and the Securities Exchange Act of 1934)

Stock Ownership Guide

Individual

Include the first name, middle initial and last name of the stockholder. Avoid the use of two initials. Please omit words that do not affect ownership rights, such as “Mrs.”, “Mr.”, “Dr.”, “special account”, “single person”, etc.

Joint Tenants

Joint tenants with right of survivorship may be specified to identify two or more owners. When stock is held by joint tenants with right of survivorship, ownership is intended to pass automatically to the surviving joint tenant(s) upon the death of any joint tenant. All parties must agree to the transfer or sale of shares held by joint tenants.

Tenants in Common

Tenants in common may also be specified to identify two or more owners. When stock is held by tenants in common, upon the death of one co-tenant, ownership of the stock will be held by the surviving co-tenant(s) and by the heirs of the deceased co-tenant. All parties must agree to the transfer or sale of shares held by tenants in common.

Uniform Transfers to Minors Act (“UTMA”)

Stock may be held in the name of a custodian for a minor under the Uniform Transfers to Minors Act of each state. There may be only one custodian and one minor designated on a stock certificate. The standard abbreviation for Custodian is “CUST”, while the Uniform Transfers to Minors Act is “UTMA”. Standard U.S. Postal Service state abbreviations should be used to describe the appropriate state. For example, stock held by John Doe as custodian for Susan Doe under the IN Uniform Transfers to Minors Act will be abbreviated John Doe, CUST Susan Doe UTMA IN (use minor’s social security number).

Fiduciaries

Information provided with respect to stock to be held in a fiduciary capacity must contain the following:

•

The name(s) of the fiduciary. If an individual, list the first name, middle initial and last name. If a corporation, list the full corporate title (name). If an individual and a corporation, list the corporation’s title before the individual.

•	The fiduciary capacity, such as administrator, executor, personal representative, conservator, trustee, committee, etc.
•

A description of the document governing the fiduciary relationship, such as a trust agreement or court order. Documentation establishing a fiduciary relationship may be required to register your stock in a fiduciary capacity.

•	The date of the document governing the relationship, except that the date of a trust created by a will need not be included in the description.
•	The name of the maker, donor or testator and the name of the beneficiary.

An example of fiduciary ownership of stock in the case of a trust is: John Doe, Trustee Under Agreement Dated 10-1-93 for Susan Doe.

Stock Order Form Instructions

Items 1 and 2 — Number of Shares and Total Payment Due

Fill in the number of shares that you wish to purchase and the total payment due. The amount due is determined by multiplying the number of shares by the subscription price of $8.00 per share. The minimum purchase in the subscription offering is $200 (25 shares) of common stock. As more fully described in the plan of conversion and reorganization outlined in the prospectus, the maximum purchase in any category of the subscription offering by any person is $500,000 (62,500 shares) of common stock, and the maximum purchase in the community offering (if held) by any person is $500,000 (62,500 shares) of common stock. No person, together with associates and persons acting in concert with such person, may purchase in the aggregate more than $800,000 (100,000 shares) of common stock.

Item 3 — Employee/Officer/Director Information

Check this box to indicate whether you are an employee, officer or director of United Community Bank or a member of such person’s immediate family living in the same household.

Item 4 — Method of Payment by Check

If you pay for your stock by check, bank draft or money order, indicate the total amount in this box. Payment for shares may be made by check, bank draft or money order payable to United Community Bancorp. Payment in cash may not be made. Your funds will earn interest at United Community Bank’s passbook savings rate of interest until the stock offering is completed.

Item 5 — Method of Payment by Withdrawal

If you pay for your stock by a withdrawal from a deposit account at United Community Bank, indicate the account number(s) and the amount of your withdrawal authorization for each account. The total amount withdrawn should equal the amount of your stock purchase. There will be no penalty assessed for early withdrawals from certificate accounts used for stock purchases. This form of payment may not be used if your account is an Individual Retirement Account.

Item 6 — Purchaser Information

Subscription Offering

a.	Check this box if you had a deposit account(s) totaling $50.00 or more on December 31, 2009 (“Eligible Account Holder”), or $50.00 or more on deposit at Integra Bank, National Association, as of the close of business on June 4, 2010 and whose deposits were assumed by United Community Bank on that date.
b.	Check this box if you had a deposit account(s) totaling $50.00 or more on September 30, 2011 but are not an Eligible Account Holder (“Supplemental Eligible Account Holder”).
c.	Check this box if you had a deposit account(s) on , 2012 but are not an Eligible Account Holder or Supplemental Account Holder (“Other Member”).

Please list all account numbers and all names on accounts you had on these dates in order to insure proper identification of your purchase rights.

Note: Failure to list all your eligible accounts, or providing incorrect information, may result in the loss of part or all of your subscription rights.

Community Offering

d.	Check this box if you are a community member (Indicate county of residence in item 9).
e.	Check this box if you were a stockholder of United Community Bancorp on , 2012.

Items 7 and 8 — Form of Stock Ownership, SS# or Tax ID#, Stock Registration and Mailing Address

Check the box that applies to your requested form of stock ownership and indicate your social security or tax ID number(s) in item 7. Complete the requested stock registration and mailing address in item 8. The stock transfer industry has developed a uniform system of stockholder registrations that will be used in the issuance of your common stock. If you have any questions regarding the registration of your stock, please consult your legal advisor. Stock ownership must be registered in one of the ways described above under “Stock Ownership Guide.” Adding the names of other persons who are not owners of your qualifying account(s) will result in the loss of your subscription rights.

Item 9 — Telephone Number(s) and County

Indicate your daytime and evening telephone number(s) and county of residence. We may need to call you if we have any questions regarding your order or we cannot execute your order as given.

Item 10 — Associates/Acting in Concert

Check this box and complete the reverse side of the stock order form if you or any associates or persons acting in concert with you (as defined on the reverse side of the stock order form) have submitted other orders for shares or are current owners of existing shares of United Community Bancorp.

Item 11 — Acknowledgement

Please review the prospectus carefully before making an investment decision. Sign and date the stock order form where indicated. Before you sign, review the stock order form, including the acknowledgement and certification. Normally, one signature is required. An additional signature is required only when payment is to be made by withdrawal from a deposit account that requires multiple signatures to withdraw funds.

Your properly completed signed stock order form and payment in full (or withdrawal authorization) at the subscription price must be physically received (not postmarked) by United Community Bancorp no later than 5:00 p.m., Eastern Time, on                 , 2012 or it will become void.

Delivery Instructions: You may deliver your stock order form by mail using the enclosed stock order return envelope, by hand delivery, or by overnight courier to the United Community Bancorp Stock Information Center address indicated on the front of the stock order form.

If you have any remaining questions, or if you would like assistance in completing your stock order form, you may call our Stock Information Center at (    )         -        , Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m., Eastern Time. Please note that the Stock Information Center will be closed from 12:00 noon Wednesday, November 21st, through 12:00 noon Monday, November 26th, in observance of the Thanksgiving holiday.

UNITED COMMUNITY BANK

STOCK INFORMATION CENTER

92 Walnut Street

Lawrenceburg, IN 47025